Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2016 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $0.3 million, or $0.01 per diluted share, for the first quarter of 2016, compared to net income of $3.3 million, or $0.11 per diluted share, for the fourth quarter of 2015 and $1.2 million, or $0.03 per diluted share, for the first quarter of 2015. The return on average tangible assets was 0.10% for the first quarter of 2016 compared to 0.36% for the fourth quarter of 2015, and 0.17% for the first quarter of 2015. The return on average tangible equity was 0.79% for the first quarter of 2016 compared to 2.97% for the fourth quarter of 2015, and 1.18% for the first quarter of 2015.

In announcing these results, Chief Executive Officer Tim Laney said, “We are pleased with the progress that our strategies are delivering in building a leading community bank franchise but we are disappointed with the continued weakness in the energy industry that drove an increase in the energy sector allowance for loan losses of $10.7 million, or a negative $0.22 per share. We are growing loans, deposits, and banking fees while maintaining excellent credit quality in the majority of our loan portfolio. We are also realizing the benefits from the expense initiatives undertaken last year as shown in the expense decrease from last quarter of $7.3 million, or 17.4%. Our earnings per share before the significant energy sector provision for loan losses was $0.23 and the adjusted return on tangible assets was 0.68%, both in line with our guidance.”

Mr. Laney continued, “During the quarter, previously identified troubled energy clients experienced setbacks in the prices expected to be realized in the sale of certain assets. The inability to sell assets at reasonable values, in combination with decreasing revenues and liquidity, accelerated deterioration in the operating performance of these clients. Therefore, we felt it prudent to increase the allowance for loan losses, increasing the energy sector allowance for loan losses to 11.0% against energy sector loan balances of $132 million. We believe that we have provided for the risk of loss inherent in the energy sector portfolio as we project it today. It is important to note that energy sector loans totaled only 5.1% of loans outstanding at quarter end and that the vast majority of our loan portfolio continues to exhibit excellent credit quality with first quarter annualized non 310-30 net charge-offs of just 10 basis points and quarter end non-energy sector non-performing loans representing one-half of one percent of loans.”

“We continued to capitalize on very attractive market pricing for our shares by executing share buybacks year-to-date through April 20th of 1.5 million shares, or $28.6 million at a weighted average price of $19.66. We have $27.5 million remaining under the current authorization.”

First Quarter 2016 Highlights

(All comparisons refer to the fourth quarter of 2015, except as noted)

•

Total loans were $2.6 billion and increased $4.4 million, or 0.7% annualized, as higher levels of payoffs and paydowns offset $163.4 million in first quarter originations. Total loans at March 31, 2016 increased $375.8 million, or 17.0%, since March 31, 2015.

•

Fully taxable equivalent net interest income totaled $39.0 million for the first quarter of 2016, a $1.8 million decrease from the prior quarter primarily driven by a narrowing of the fully taxable equivalent net interest margin by 5 basis points to 3.68% as the earning asset yield decreased 4 basis points.

•	Net charge-offs in the non 310-30 portfolio were 0.10% of average non 310-30 loans during the first quarter compared to 0.36% in the prior quarter.
•

Continued weakness in the energy industry drove an increase in the energy sector allowance for loan losses of $10.7 million, or a negative $0.22 per share, resulting in a total allowance for loan losses on energy sector loans of 11.0% of energy loan balances.

•	Average transaction deposits totaled $2.6 billion, consistent with the prior quarter.
•

Banking related non-interest income totaled $7.5 million, decreasing $1.1 million, driven by a seasonal decrease in service charges of $0.6 million, coupled with a $0.7 million negative mark-to-market adjustment related to fair value interest rate swaps on fixed-rate term loans.

•	Non-interest expense totaled $34.9 million, decreasing $7.3 million as we are realizing the benefits of several efficiency initiatives.
•	Executed share buybacks year-to-date through April 20th of 1.5 million shares, or $28.6 million at a weighted average price of $19.66.
•	At March 31, 2016, tangible common book value per share was $18.51 before consideration of the excess accretable yield value of $1.08 per share.

First Quarter 2016 Results

(All comparisons refer to the fourth quarter of 2015, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $39.0 million for the first quarter of 2016, a $1.8 million decrease from the prior quarter primarily driven by narrowing of the fully taxable equivalent net interest margin by 5 basis points to 3.68% as the earning asset yield narrowed 4 basis points to 4.01%. The slightly lower earning asset yield was primarily driven by a lower balance of higher-yielding 310-30 loans, lower amounts of accelerated accretion on acquired loans and the negative impact from interest reversals on two energy sector credits moving to non-accrual. Average interest earning assets totaled $4.3 billion and decreased $87.2 million, driven by a $44.2 million decrease in lower-yielding short-term investments, paydowns in the investment portfolio and lower levels of acquired loans.

Loans

Total loans ended the quarter at $2.6 billion, increasing $4.4 million, or 0.7% annualized, as new loan originations were offset by higher than normal paydowns. New loan originations totaled $163.4 million, and were reduced by paydowns in energy sector lines of credit of $20.9 million. Adjusting origination totals for energy sector lines of credit paydowns results in quarterly originations of $184.3 million compared to $203.7 million in the first quarter of 2015, a decrease of 9.5%. Originated loans totaled $2.2 billion and increased $42.7 million, or 7.9% annualized. Total loans were also impacted by a decrease in 310-30 and acquired problem loans of $23.3 million, or 46.2% annualized.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $2.4 billion and represented 93.1% of total loans at March 31, 2016. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled 0.10% annualized, decreasing from 0.36% in the prior quarter and 0.12% for the full year of 2015. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) represented 1.87% of total non 310-30 loans, compared to 1.08% at December 31, 2015, the increase driven by two energy sector credits totaling $20.2 million placed on non-accrual. Outside of the energy sector loans, the loan portfolio credit profile remains strong as evidenced by the non-performing loans to total loans ratio of 0.52%. Furthermore, the classified ratio for the loan portfolio, outside of the energy sector, improved from 2.1% of non 310-30 loans as of December 31, 2015 to 1.4% as of March 31, 2016.

A provision for loan losses on the non 310-30 loans of $11.5 million was recorded during the first quarter of 2016, driven by increased reserves against the energy sector portfolio of $10.7 million. The non 310-30 allowance for loan losses was 1.53% of total non 310-30 loans compared to 1.09% in the prior quarter.

Energy sector loan balances totaled $132.1 million at March 31, 2016, representing 5.1% of total loans, 3.1% of earning assets and 25.1% of the Company’s risk based capital, and decreased from $146.8 million, or 10.1%, from the prior quarter. Of the $132.1 million energy sector loans, $62.4 million, or 47.2%, related to the midstream sector, $43.0 million, or 32.6%, related to the E&P sector and $26.7 million, or 20.2%, related to the energy services sector. Four energy sector loans with balances of $32.2 million were on non-accrual at March 31, 2016. The total allowance for loan losses on the energy sector portfolio was 11.0% compared to 2.65% at prior quarter end.

Acquired troubled loans accounted for under 310-30 totaled $179.5 million at March 31, 2016 and decreased $23.3 million during the first quarter, an annualized decrease of 46.2%, reflecting successful workout efforts on these acquired loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $1.1 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools, and a recoupment totaling $0.9 million. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $205.7 million.

Deposits

Transaction deposits (defined as total deposits less time deposits) averaged $2.6 billion during the first quarter, consistent with the prior quarter. Average non-interest bearing demand deposits decreased $32.7 million and were offset by an increase in other interest bearing transaction deposits. Total deposits and client repurchase agreements averaged $3.9 billion during the first quarter, decreasing $78.6 million, driven by a $36.7 million decrease in higher-cost time deposits and a $36.4 million decrease in client repurchase agreements. Additionally, the average cost of total deposits remained unchanged from the prior quarter at 0.35%. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements, and at March 31, 2016, these client fundings comprised 97.9% of total liabilities.

Non-Interest Income

Non-interest income totaled $7.9 million in the first quarter of 2016, decreasing $7.5 million. The decrease was driven by a $4.9 million one-time gain on the termination of the FDIC loss-share agreements in the fourth quarter of 2015, a $1.2 million decrease in OREO write-up income and $0.3 million lower gains on previously charged-off acquired loans. Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $7.5 million during the first quarter of 2016 and decreased $1.1 million compared to the prior quarter. Service charges decreased $0.6 million due to seasonality as well as a $0.7 million negative mark-to-market adjustment related to fair value interest rate swaps on fixed-rate term loans. These decreases were partially offset by a $0.1 million increase in gains on sale of mortgages.

Non-Interest Expense

Non-interest expense totaled $34.9 million during the first quarter of 2016, decreasing $7.3 million as we are realizing the benefits of several efficiency initiatives. The fourth quarter of 2015 non-interest expense included $3.7 million of one-time expenses related to the core system conversion, efficiency initiative expenses related to severance accruals and banking center consolidation expense accruals, and the change in warrant liability fair value adjustments. Excluding the one-time expenses, total non-interest expense decreased $3.6 million, or 9.5%, driven by a collective improvement in salaries and benefits, professional fees and lower core system operating costs, as well as lower seasonal marketing expenses. Problem asset workout expenses also decreased $0.9 million from the prior quarter.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $603.9 million at March 31, 2016 and decreased $13.6 million from prior quarter end. The decrease in equity is due to share repurchases of $21.9 million, offset by an $8.5 million increase in accumulated other comprehensive income which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio.

Tangible common book value per share increased to $18.51 at March 31, 2016 from $18.22 at prior quarter end, driven by a $0.29 per share increase in accumulated other comprehensive income. The tangible common equity to tangible assets ratio decreased to 11.89% at March 31, 2016 from 11.98%, driven by share repurchases of $21.9 million. The leverage ratio at March 31, 2016 for the consolidated company and the Bank was 11.55% and 8.36%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2016 accretable yield balance on the 310-30 loans of $75.0 million would add $1.56 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield (an approximate yield on new loan originations) and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $1.08 after-tax to our tangible book value per share as of March 31, 2016, resulting in a tangible common book value per share of $19.59.

Year-Over-Year Review

(All comparisons refer to the first quarter of 2015)

Net income for first quarter of 2016 was $0.3 million, or $0.01 per diluted share, compared to net income of $1.2 million, or $0.03 per diluted share for 2015. Fully taxable equivalent net interest income totaled $39.0 million and decreased $0.9 million, or 2.2%. Although the net interest margin widened 9 basis points to 3.68%, it was more than offset by the impact of lower interest earning assets of $248.7 million, or 5.5%. Low-yielding average cash balances decreased $234.6 million, contributing both to the lower interest earnings assets as well as the widening of the net interest margin.

Loan balances at March 31, 2016 totaled $2.6 billion and increased $375.8 million, or 17.0%, on the strength of $926.6 million in loan originations between the two periods. The strong loan originations were the result of continued market penetration. The acquired 310-30 loan portfolio declined $70.3 million, or 28.2%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Transaction deposits averaged $2.6 billion during the first quarter of 2016 and increased $181.7 million, or 7.4%. The increase was driven by higher average demand deposits of $60.0 million, or 8.2%, coupled with an increase in other low-cost transaction deposits of $121.6 million, or 7.1%. Total deposits and client repurchase agreements averaged $3.9 billion during the first quarter of 2016, decreasing $92.8 million from the prior year as the increase in average transaction deposits of $181.7 million was offset by lower average time deposits of $153.8 million and lower average client repurchase agreements of $120.7 million. The mix of transaction deposits to total deposits improved to 69.2% at March 31, 2016 from 65.4% in the prior year. Additionally, the average cost of total deposits declined one basis point to 0.35%, resulting from the decrease in higher-cost time deposits.

Provision for loan loss expense was $10.6 million during the first quarter of 2016, compared to $1.5 million, an increase of $9.2 million. The increase in provision was entirely due to a $10.7 million increase in allowance for loan losses on the energy sector portfolio. The non 310-30 allowance for loan losses ended the quarter at 1.53% of total non 310-30 loans compared to 0.92% in the prior year, increasing primarily due to higher reserves for the energy sector loans. At quarter end, the energy sector allowance for loan losses totaled 11.0% of energy loan balances. Excluding the energy reserves, the non 310-30 allowance was 0.98% of total non 310-30 loans. Net charge-offs on non 310-30 loans remained low at only 0.10% in the first quarter of 2016 compared to 0.04% in the first quarter of 2015.

Non-interest income was $7.9 million during the first quarter of 2016, compared to a negative $0.5 million in the prior year, an increase of $8.4 million. The increase was driven by negative $8.5 million of FDIC-related income in the prior year, offset by lower OREO income and gain on previously charged-off acquired loans of $0.1 million. Banking related non-interest income totaled $7.5 million and is consistent with prior year as higher bank card fees offset lower other non-interest income primarily due to negative mark-to-market adjustments related to fair value interest rate swaps on fixed-rate term loans.

Non-interest expense totaled $34.9 million during the first quarter of 2016, decreasing $1.8 million or 5.0%. The decrease was driven by lower other non-interest expenses, including telecommunications and data processing expense of $1.4 million, benefiting from the core system conversion, and marketing expense of $0.6 million due to timing of marketing campaigns, coupled with a decrease in professional fees of $0.7 million due to special projects completed in the fourth quarter of 2015. Offsetting these decreases was an increase in salary and benefits expense of $0.5 million due to normal merit increases last year and resetting of incentive compensation accruals this year. Gains on sales of OREO decreased $1.0 million and the change in fair value of the warrant liability increased expense $0.4 million compared to the prior year. Problem asset workout expense decreased $0.9 million compared to the prior year.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 22, 2016. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 79920801 and asking for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 6, 2016, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 79920801. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers (90 banking centers pro forma for previously announced consolidations) located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Total interest and dividend income	$41,554	$43,492	$43,087
Total interest expense	3,516	3,563	3,608
Net interest income	38,038	39,929	39,479
Taxable equivalent adjustment	975	928	395
Net interest income fully taxable equivalent (FTE)(1)	39,013	40,857	39,874
(Recoupment) provision for loan losses on 310-30 loans	(862)	198	50
Provision for loan losses on non 310-30 loans	11,481	5,225	1,403
Net interest income after provision for loan losses FTE(1)	28,394	35,434	38,421
Non-interest income:
Service charges	3,260	3,821	3,327
Bank card fees	2,767	2,841	2,550
Gain on sale of mortgages, net	474	389	400
Other non-interest income	961	1,521	1,166
Gain on previously charged-off acquired loans	125	466	58
OREO related write-ups and other income	336	1,508	500
FDIC loss-sharing related	—	4,873	(8,480)
Total non-interest income	7,923	15,419	(479)
Non-interest expense:
Salaries and benefits	20,612	21,331	20,077
Occupancy and equipment	6,066	6,234	6,089
Professional fees	456	1,489	1,120
Other non-interest expense	5,856	9,572	8,111
Problem asset workout	974	1,882	1,852
Gain on OREO sales, net	(432)	(434)	(1,471)
Intangible asset amortization	1,370	1,370	1,336
Loss (gain) from the change in fair value of warrant liability	—	464	(390)
Banking center consolidation related expenses	—	322	—
Total non-interest expense	34,902	42,230	36,724

Income before income taxes FTE(1)	1,415	8,623	1,218
Taxable equivalent adjustment	975	928	395
Income tax expense (benefit)	189	4,355	(423)
Net income	$251	$3,340	$1,246
Income per share - basic	$0.01	$0.11	$0.03
Income per share - diluted	$0.01	$0.11	$0.03

(1)	Represents a non-GAAP financial measure.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$193,624	$166,092	$490,104
Investment securities available-for-sale	1,108,419	1,157,246	1,413,414
Investment securities held-to-maturity	404,578	427,503	503,610
Non-marketable securities	17,268	22,529	27,050
Loans	2,592,047	2,587,673	2,216,269
Allowance for loan losses	(37,166)	(27,119)	(18,873)
Loans, net	2,554,881	2,560,554	2,197,396
Loans held for sale	7,415	13,292	4,935
FDIC indemnification asset, net	—	—	27,854
Other real estate owned	21,019	20,814	23,417
Premises and equipment, net	102,559	103,103	104,334
Goodwill	59,630	59,630	59,630
Intangible assets, net	11,059	12,429	15,546
Other assets	135,522	140,716	123,760
Total assets	$4,615,974	$4,683,908	$4,991,050
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$805,442	$815,054	$758,763
Interest bearing demand deposits	429,298	436,745	390,523
Savings and money market	1,422,257	1,394,995	1,358,515
Total transaction deposits	2,656,997	2,646,794	2,507,801
Time deposits	1,182,684	1,193,883	1,324,661
Total deposits	3,839,681	3,840,677	3,832,462
Securities sold under agreements to repurchase	86,352	136,523	284,161
Federal Home Loan Bank advances	40,000	40,000	40,000
Due to FDIC	—	—	37,813
Other liabilities	46,018	49,164	33,938
Total liabilities	4,012,051	4,066,364	4,228,374
Shareholders' equity:
Common stock	513	513	512
Additional paid in capital	997,250	997,926	993,874
Retained earnings	37,402	38,670	39,866
Treasury stock	(439,795)	(419,660)	(283,661)
Accumulated other comprehensive income, net of tax	8,553	95	12,085
Total shareholders' equity	603,923	617,544	762,676
Total liabilities and shareholders' equity	$4,615,974	$4,683,908	$4,991,050
SHARE DATA
Average basic shares outstanding	30,117,317	30,625,371	38,028,506
Average diluted shares outstanding	30,118,303	30,795,333	38,028,612
Ending shares outstanding	29,252,419	30,358,509	36,797,787
Common book value per share	$20.65	$20.34	$20.73
Tangible common book value per share (1)	$18.51	$18.22	$18.86
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.22	$18.22	$18.53
CAPITAL RATIOS
Average equity to average assets	13.30%	13.17%	15.88%
Tangible common equity to tangible assets (1)	11.89%	11.98%	14.10%
Leverage ratio	11.55%	11.75%	13.96%
Tier 1 risk-based capital ratios	17.08%	17.48%	26.34%
Total risk-based capital ratio	18.31%	18.37%	27.08%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio Update

(Dollars in thousands)

Accounting Treatment Period End Loan Balances:

			March 31, 2016 vs.		March 31, 2016 vs.
			December 31, 2015		March 31, 2015
	March 31, 2016	December 31, 2015	% Change	March 31, 2015	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$908,904	$892,889	1.8%	$683,095	33.1%
Owner-occupied commercial real estate	192,736	184,619	4.4%	133,192	44.7%
Agriculture	139,716	145,558	(4.0)%	113,608	23.0%
Energy	132,100	146,880	(10.1)%	149,629	(11.7)%
Total commercial	1,373,456	1,369,946	0.3%	1,079,524	27.2%
Commercial real estate non owner-occupied	338,312	321,712	5.2%	255,641	32.3%
Residential Real Estate	674,348	662,550	1.8%	602,904	11.8%
Consumer	26,424	30,635	(13.7)%	28,346	(6.8)%
Total non 310-30	2,412,540	2,384,843	1.2%	1,966,415	22.7%
ASC 310-30:
Commercial	49,628	57,474	(13.7)%	77,077	(35.6)%
Commercial real estate non owner-occupied	108,003	121,173	(10.9)%	135,213	(20.1)%
Residential real estate	20,037	21,452	(6.6)%	33,158	(39.6)%
Consumer	1,839	2,731	(32.7)%	4,406	(58.3)%
Total ASC 310-30	179,507	202,830	(11.5)%	249,854	(28.2)%
Total loans	$2,592,047	$2,587,673	0.2%	$2,216,269	17.0%

(1)

Included in non 310-30 loans are originated loans of $2,223,015, $2,180,267, and $1,746,171 as of March 31, 2016, December 31, 2015, and March 31, 2015, respectively, and loans acquired under business combinations of $189,525, $204,576, and $220,244 as of March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

Originations(1):

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2016	2015	2015	2015	2015
Commercial:
Commercial and industrial	$59,361	$122,664	$134,189	$135,654	$123,829
Owner-occupied commercial real estate	10,399	13,395	12,095	17,566	12,778
Agriculture	10,375	24,194	11,295	19,019	3,605
Energy	(13,984)	1,075	17,245	11,667	5,291
Total commercial	66,151	161,328	174,824	183,906	145,503
Commercial real estate non owner-occupied	44,876	23,260	36,480	38,113	21,898
Residential real estate	49,722	50,387	36,808	44,699	33,042
Consumer	2,671	3,086	5,616	4,669	3,247
Total	$163,420	$238,061	$253,728	$271,387	$203,690

1.

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended			Three months ended			Three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$190,658	$10,294	21.60%	$209,268	$11,527	22.03%	$266,573	$12,694	19.05%
Non 310-30 loans(1)(2)(3)(4)	2,401,257	23,637	3.96%	2,332,948	23,857	4.06%	1,917,774	19,682	4.16%
Investment securities available-for-sale	1,137,509	5,657	1.99%	1,207,785	7,234	2.40%	1,449,654	6,897	1.90%
Investment securities held-to-maturity	417,945	2,578	2.47%	436,930	1,431	1.31%	519,155	3,675	2.83%
Other securities	18,804	228	4.85%	22,287	247	4.43%	27,101	327	4.83%
Interest earning deposits and securities purchased under agreements to resell	95,049	135	0.57%	139,244	124	0.35%	329,637	207	0.25%
Total interest earning assets(4)	$4,261,222	$42,529	4.01%	$4,348,462	$44,420	4.05%	$4,509,894	$43,482	3.91%
Cash and due from banks	$71,265			$57,579			$57,766
Other assets	328,814			341,840			365,996
Allowance for loan losses	(28,505)			(24,748)			(18,555)
Total assets	$4,632,796			$4,723,133			$4,915,101
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,839,627	$1,183	0.26%	$1,812,345	$1,184	0.26%	$1,718,010	$1,071	0.25%
Time deposits	1,186,126	2,127	0.72%	1,222,829	2,151	0.70%	1,339,897	2,328	0.70%
Securities sold under agreements to repurchase	106,860	40	0.15%	143,294	60	0.17%	227,584	45	0.08%
Federal Home Loan Bank advances	40,000	166	1.67%	40,000	168	1.67%	40,000	164	1.66%
Total interest bearing liabilities	$3,172,613	$3,516	0.45%	$3,218,468	$3,563	0.44%	$3,325,491	$3,608	0.44%
Demand deposits	$793,262			$825,979			$733,230
Other liabilities	50,711			56,447			75,917
Total liabilities	4,016,586			4,100,894			4,134,638
Shareholders' equity	616,210			622,239			780,463
Total liabilities and shareholders' equity	$4,632,796			$4,723,133			$4,915,101
Net interest income		$39,013			$40,857			$39,874
Interest rate spread			3.56%			3.61%			3.47%
Net interest earning assets	$1,088,609			$1,129,994			$1,184,403
Net interest margin(4)			3.68%			3.73%			3.59%
Ratio of average interest earning assets to average interest bearing liabilities	134.31%			135.11%			135.62%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2.2 billion, $2.1 billion and $1.7 billion, and interest income of $19.8 million, $19.3 million and $16.2 million, with tax equivalent yields of 3.80%, 3.78% and 3.98% for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended March 31, 2016, December 31, 2015, and March 31, 2015 were $12.3 million, $9.4 million and $2.9 million, and interest income was $165 thousand, $166 thousand and $77 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $975 thousand, $928 thousand and $395 thousand for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Allowance For Loan Losses Analysis (1):

	As of and for the three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Beginning allowance for loan losses	$1,077	$26,042	$27,119	$875	$22,952	$23,827	$721	$16,892	$17,613
Charge-offs	—	(659)	(659)	—	(2,313)	(2,313)	—	(343)	(343)
Recoveries	—	87	87	4	178	182	—	150	150
Provision (recoupment)/expense	(862)	11,481	10,619	198	5,225	5,423	50	1,403	1,453
Ending ALL	$215	$36,951	$37,166	$1,077	$26,042	$27,119	$771	$18,102	$18,873
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.10%	0.09%	(0.01)%	0.36%	0.33%	0.00%	0.04%	0.04%
Ratio of ALL to total loans outstanding at period end, respectively	0.12%	1.53%	1.43%	0.53%	1.09%	1.05%	0.31%	0.92%	0.85%
Ratio of ALL to total non-performing loans at period end, respectively	0.00%	81.96%	82.44%	0.00%	101.54%	105.74%	0.00%	159.38%	166.16%
Total loans	$179,507	$2,412,540	$2,592,047	$202,830	$2,384,843	$2,587,673	$249,854	$1,966,415	$2,216,269
Average total loans during the period	$190,658	$2,388,941	$2,579,599	$209,268	$2,323,527	$2,532,795	$266,573	$1,917,774	$2,184,347
Total non-performing loans	$—	$45,084	$45,084	$—	$25,647	$25,647	$—	$11,358	$11,358

Past Due Loans (1):

	March 31, 2016			December 31, 2015			March 31, 2015
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Loans 30-89 days past due and still accruing interest	$27,720	$4,106	$31,826	$3,941	$6,716	$10,657	$1,738	$1,186	$2,924
Loans 90 days past due and still accruing interest	13,245	311	13,556	15,762	165	15,927	24,797	174	24,971
Non-accrual loans	—	45,084	45,084	—	25,647	25,647	—	11,358	11,358
Total past due and non-accrual loans	$40,965	$49,501	$90,466	$19,703	$32,528	$52,231	$26,535	$12,718	$39,253
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	7.38%	1.88%	2.26%	7.77%	1.08%	1.61%	9.92%	0.59%	1.64%
Total non-accrual loans to total loans, respectively	0.00%	1.87%	1.74%	0.00%	1.08%	0.99%	0.00%	0.58%	0.51%
% of total past due and non-accrual loans that carry fair value marks	100.00%	12.03%	51.87%	100.00%	22.01%	51.43%	100.00%	33.97%	78.61%

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Asset Quality Data(1):

	March 31, 2016	December 31, 2015	March 31, 2015
Non-accrual loans	$26,780	$7,854	$4,907
Restructured loans on non-accrual	18,304	17,793	6,451
Total non-performing loans	45,084	25,647	11,358
OREO	21,019	20,814	23,417
Other repossessed assets	894	894	829
Total non-performing assets	$66,997	$47,355	$35,604
Accruing restructured loans	$5,278	$8,403	$8,663
Total non-performing loans to total loans	1.74%	0.99%	0.51%
Total non-performing loans excluding energy sector loans to total loans excluding energy sector loans	0.52%	0.56%	0.55%
Total non-performing assets to total loans and OREO	2.56%	1.81%	1.59%
Total non-performing assets excluding energy sector loans to total loans excluding energy sector loans and OREO	1.40%	1.44%	1.70%

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Changes in Accretable Yield:

	For the three months ended			Life-to-date
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016
Accretable yield at beginning of period	$84,194	$93,015	$113,463	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	3,184	3,367	11,186	259,512
Reclassification to non-accretable difference from accretable yield	(2,077)	(661)	(1,137)	(30,060)
Accretion	(10,294)	(11,527)	(12,694)	(369,439)
Accretable yield at end of period	$75,007	$84,194	$110,818	$75,007

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Key Ratios(1)
Return on average assets	0.02%	0.28%	0.10%
Return on average tangible assets(2)	0.10%	0.36%	0.17%
Return on average tangible assets before provision for loan losses and taxes FTE (2)	1.18%	1.31%	0.34%
Return on average equity	0.16%	2.13%	0.65%
Return on average tangible common equity(2)	0.79%	2.97%	1.18%
Interest earning assets to interest bearing liabilities (end of period)(3)	134.09%	133.71%	135.28%
Loans to deposits ratio (end of period)	67.70%	67.72%	57.96%
Non-interest bearing deposits to total deposits (end of period)	20.98%	21.22%	19.80%
Net interest margin(4)	3.59%	3.64%	3.55%
Net interest margin FTE (2)(4)	3.68%	3.73%	3.59%
Interest rate spread(5)	3.56%	3.61%	3.47%
Yield on earning assets(3)	3.92%	3.97%	3.87%
Yield on earning assets FTE (2)(3)	4.01%	4.05%	3.91%
Cost of interest bearing liabilities(3)	0.45%	0.44%	0.44%
Cost of deposits	0.35%	0.35%	0.36%
Non-interest expense to average assets	3.03%	3.55%	3.03%
Efficiency ratio FTE (2)(6)	71.44%	72.61%	89.83%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	1.74%	0.99%	0.51%
Non-performing assets to total loans and OREO	2.56%	1.81%	1.59%
Allowance for loan losses to total loans	1.43%	1.05%	0.85%
Allowance for loan losses to non-performing loans	82.44%	105.74%	166.16%
Net charge-offs to average loans(1)	0.09%	0.33%	0.04%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)

The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income and is considered a non-GAAP ratio.

(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

Non-GAAP Financial Measures and Reconciliations

(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	March 31, 2016	December 31, 2015	March 31, 2015
Total shareholders' equity	$603,923	$617,544	$762,676
Less: goodwill and intangible assets, net	(70,689)	(72,060)	(75,176)
Add: deferred tax liability related to goodwill	8,160	7,772	6,609
Tangible common equity (non-GAAP)	$541,394	$553,256	$694,109

Total assets	$4,615,974	$4,683,908	$4,991,050
Less: goodwill and intangible assets, net	(70,689)	(72,060)	(75,176)
Add: deferred tax liability related to goodwill	8,160	7,772	6,609
Tangible assets (non-GAAP)	$4,553,445	$4,619,620	$4,922,483

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	13.08%	13.18%	15.28%
Less: impact of goodwill and intangible assets, net	(1.19)%	(1.20)%	(1.18)%
Tangible common equity to tangible assets (non-GAAP)	11.89%	11.98%	14.10%

Common book value per share calculations:
Total shareholders' equity	$603,923	$617,544	$762,676
Divided by: ending shares outstanding	29,252,419	30,358,509	36,797,787
Common book value per share	$20.65	$20.34	$20.73

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$541,394	$553,256	$694,109
Divided by: ending shares outstanding	29,252,419	30,358,509	36,797,787
Tangible common book value per share (non-GAAP)	$18.51	$18.22	$18.86

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$541,394	$553,256	$694,109
Less: accumulated other comprehensive income, net of tax	(8,553)	(95)	(12,085)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	532,841	553,161	682,024
Divided by: ending shares outstanding	29,252,419	30,358,509	36,797,787
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.22	$18.22	$18.53

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31, 2016	December 31, 2015		March 31, 2015
Net income	$251		$3,340		$1,246
Add: impact of core deposit intangible amortization expense, after tax	836		836		815
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$1,087		$4,176		$2,061

Income before income taxes FTE (non-GAAP)	$1,415		$8,623		$1,218
Add: impact of core deposit intangible amortization expense, before tax	1,370		1,370		1,336
Add: provision for loan losses	10,619		5,423		1,453
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$13,404		$15,416		$4,007

Energy sector provision for loan losses	$10,723	$	N/A	$	N/A
Tax rate	38.0%		N/A		N/A
Energy sector provision for loan losses, after tax	$6,648	$	N/A	$	N/A

Average assets	$4,632,796		$4,723,133		$4,915,101
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	63,202		64,954		69,379
Average tangible assets (non-GAAP)	$4,569,594		$4,658,179		$4,845,722

Average shareholders' equity	$616,210		$622,239		$780,463
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	63,202		64,954		69,379
Average tangible common equity (non-GAAP)	$553,008		$557,285		$711,084

Return on average assets (non-GAAP)	0.02%		0.28%		0.10%
Return on average tangible assets (non-GAAP)	0.10%		0.36%		0.17%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.18%		1.31%		0.34%
Return on average tangible assets before energy sector provision for loan losses (non-GAAP)	0.68%		N/A		N/A
Return on average equity (non-GAAP)	0.16%		2.13%		0.65%
Return on average tangible common equity (non-GAAP)	0.79%		2.97%		1.18%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income	$41,554	$43,492	$43,087
Add: impact of taxable equivalent adjustment	975	928	395
Interest income FTE (non-GAAP)	$42,529	$44,420	$43,482

Net interest income	$38,038	$39,929	$39,479
Add: impact of taxable equivalent adjustment	975	928	395
Net interest income FTE (non-GAAP)	$39,013	$40,857	$39,874

Average earning assets	$4,261,222	$4,348,462	$4,509,894
Yield on earning assets	3.92%	3.97%	3.87%
Yield on earning assets FTE (non-GAAP)	4.01%	4.05%	3.91%
Net interest margin	3.59%	3.64%	3.55%
Net interest margin FTE (non-GAAP)	3.68%	3.73%	3.59%